Exhibit 10.2

EXECUTION VERSION

THIRD AMENDMENT

Dated as of: August 1, 2018

This THIRD AMENDMENT (this “Amendment”) dated as of August 1, 2018, is entered into by and between Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (the “Primary Borrower” and, together with any Qualified Borrowers becoming a party to the Credit Agreement (as defined below), the “Borrowers” and each a “Borrower”), and Bank of America, N.A. (“Bank of America”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties, the Lead Arranger, the Letter of Credit Issuer and as a Lender (in such capacity, “Lender”).

RECITALS

WHEREAS, the parties hereto entered into that certain Revolving Credit Agreement, dated as of July 18, 2016 (as amended by that certain First Amendment, dated as of March 3, 2017, that certain Second Amendment, dated as of July 16, 2018, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”); WHEREAS, the parties hereto wish to make certain changes to the Credit Agreement as further described herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.1. The following new definitions are hereby added to Section 1.1 of the Credit Agreement in their appropriate alphabetical order:

““Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.”.

““Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.”.

““Third Amendment Effective Date” means August 1, 2018.”.

2.2. The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

““Maximum Commitment” means at any time of determination during the periods specified below, the amount corresponding to such period, as it may be (a) further reduced from time to time by the Borrowers pursuant to Section 3.6 or (b) increased from time to time in accordance with Section 2.16.

Date	Maximum Commitment
8/1/2018 – 8/30/2018	$250,000,000.00
8/31/2018 – 9/27/2018	$230,000,000.00
9/28/2018 – 10/30/2018	$200,000,000.00
10/31/2018 – 11/29/2018	$180,000,000.00
11/30/2018 – 12/27/2018	$150,000,000.00
12/28/2018 – 1/30/2019	$130,000,000.00
1/31/2019 – 2/27/2019	$100,000,000.00
2/28/2019 – 3/28/2019	$80,000,000.00
3/29/2019 – 4/29/2019	$50,000,000.00
4/30/2019 – 5/30/2019	$30,000,000.00
5/31/2019	$0.00

““Stated Maturity Date” means May 31, 2019, subject to the Borrowers’ extension of such date under Section 2.15; provided that the Stated Maturity Date shall not be later than thirty (30) days prior to the date on which the Primary Borrower’s ability to call Investor Capital Contributions to repay Obligations is terminated.”.

2.3. Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Temporary Increase Maturity Date” and “First Amendment Effective Date”.

2.4. Section 3.2 of the Credit Agreement is hereby amended by deleting the following sentence after the first sentence thereof: “The unpaid principal amount of the Obligations in excess of $250,000,000 outstanding on the Temporary Increase Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Temporary Increase Maturity Date, and such amounts shall be payable in the currency in which they were borrowed.”.

2.5. The second sentence of Section 3.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding the foregoing: (1) any reduction of the Maximum Commitment shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (2) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to less than $10,000,000 (except for a termination of all the Commitments).”.

2.6. Section 3.6 of the Credit Agreement is hereby further amended by inserting a new sentence at the end of such section to read as follows:

“Notwithstanding anything to the contrary herein, from and after the Third Amendment Effective Date to the Stated Maturity Date, the Maximum Commitment shall be automatically reduced from time to time in accordance with the definition of “Maximum Commitment” to the amount set forth in such definition corresponding to the time periods specified therein.”.

2.7. Section 6.2 of the Credit Agreement is hereby amended by adding a new Section 6.2(g) to read as follows:

“(g) Beneficial Ownership Certification. At least five days prior to the requested date of any Borrowing, unless there has been no material change to the Beneficial Ownership Certification previously provided by the Borrower, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.”.

2.8. Section 6.3(h) of the Credit Agreement is hereby amended by adding a new subsection (vi) at the end of Section 6.3(h) to read as follows:

“and (vi) if such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Qualified Borrower;”.

2.9. A new Section 7.25 is hereby added to the Credit Agreement to read as follows:

“7.25 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.”.

2.10. Section 8.1 of the Credit Agreement is hereby amended by adding a new Section 8.1(m) to read as follows:

“(m) Know Your Customer Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.”.

2.11. Schedule II to the Credit Agreement is hereby replaced in its entirety with Schedule II attached hereto.

SECTION 3. Conditions Precedent. This Amendment shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received (each in form and substance reasonably satisfactory to the Administrative Agent):

(i)	an executed counterpart (or counterparts) of this Amendment from Bank of America and the Borrower;

(ii)

(x) the certificate of formation as certified by the Secretary of State of the State of Delaware, (y) the limited liability company agreement of the Borrower as currently in effect certified by a Responsible Officer of the Borrower that such agreement is a true and correct copy thereof and is in full force and effect, and (z) resolutions adopted by the Borrower approving or consenting to the transactions contemplated by this Amendment, certified by a Responsible Officer of the Borrower that such resolutions are true and correct copies thereof and are in full force and effect;

(iii)	a true and correct Borrowing Base Certificate, dated as of the Effective Date; and

(iv)

payment of all fees and other amounts due and payable on or prior to the Effective Date, including, without limitation, (A) payment of an extension fee in an amount as agreed to by the parties, which fee is fully-earned as of the date hereof, non-refundable and (except as otherwise expressly set forth therein) not creditable against any other fees, and (B) the fees and disbursements invoiced through the Effective Date of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.

SECTION 4. Affirmations.

4.1.    The Borrower hereby acknowledges and confirms to Administrative Agent and each Lender that (a) the Collateral Documents and each other Loan Document to which it is a party are each hereby reaffirmed and ratified without qualification and are and remain in full force and effect in accordance with their respective terms and (b) the Liens and security interests of the Administrative Agent under the Collateral Documents and the other Loan Documents that secure all the Obligations, continue in full force and effect in accordance with their respective terms and have the same priority as before this Amendment.

4.2. The Borrower acknowledges and affirms that the Constituent Documents, resolutions and incumbency certificates previously delivered to the Administrative Agent remain in full force and effect as of the Effective Date and have not been amended, modified or rescinded prior to the date hereof.

SECTION 5. Miscellaneous.

5.1. Representations and Warranties. (a) Each of the parties hereto hereby represents and warrants that this Amendment constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as limited by Debtor Relief Laws and equitable principles, (b) the Borrower hereby represents and warrants as of the Effective Date that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (or with respect to representations and warranties expressly relating to an earlier date are true and correct in all material respects as of such earlier date), (c) the Borrower hereby represents and warrants that upon the Effective Date, no Default or Event of Default shall exist, (d) the Borrower hereby represents and warrants that as of the Effective Date the Borrowing Base Certificate delivered in connection herewith is true and correct, and (e) the Borrower hereby represents and warrants that as of the Effective Date no event has occurred since the date of the most recent financial statements of the Borrower delivered to the Administrative Agent which could reasonably be expected to have a Material Adverse Effect.

5.2. References to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “the Credit Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

5.3. No Effect on Credit Agreement. Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

5.4. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

5.5. Governing Law. The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Amendment.

5.6. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.7. Headings. Section headings in this Amendment are for convenience of reference only and shall in no way affect the interpretation of this Amendment or any provision hereof.

5.8. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

By:	/s/ Scott Suhoza
Name:	Scott Suhoza
Title:	Vice President

[SIGNATURES CONTINUE]

BOA – GS PMMC – Third Amendment to Credit Agreement

BORROWER:

GOLDMAN SACHS PRIVATE MIDDLE
MARKET CREDIT LLC, a Delaware
limited liability company

By:	/s/ Jonathan Lamm
Name:	Jonathan Lamm
Title:	Authorized Signatory

BOA – GS PMMC – Third Amendment to Credit Agreement

SCHEDULE II

Lender	Period	Commitment
Bank of America, N.A.	8/1/2018 – 8/30/2018	$250,000,000
Bank of America, N.A.	8/31/2018 – 9/27/2018	$230,000,000.00
Bank of America, N.A.	9/28/2018 – 10/30/2018	$200,000,000.00
Bank of America, N.A.	10/31/2018 – 11/29/2018	$180,000,000.00
Bank of America, N.A.	11/30/2018 – 12/27/2018	$150,000,000.00
Bank of America, N.A.	12/28/2018 – 1/30/2019	$130,000,000.00
Bank of America, N.A.	1/31/2019 – 2/27/2019	$100,000,000.00
Bank of America, N.A.	2/28/2019 – 3/28/2019	$80,000,000.00
Bank of America, N.A.	3/29/2019 – 4/29/2019	$50,000,000.00
Bank of America, N.A.	4/30/2019 – 5/30/2019	$30,000,000.00
Bank of America, N.A.	5/31/2019	$0.00